LLEX:NYSE American

LILIS ENERGY ANNOUNCES 2019 FOURTH QUARTER AND FULL-YEAR RESULTS

FORT WORTH, TEXAS - April 30th, 2020 - Lilis Energy, Inc. (NYSE American: LLEX) (the “Company"), an exploration and development company operating in the Permian Basin of West Texas and Southeastern New Mexico, today announced its 2019 fourth-quarter and full-year results.

Joseph C. Daches, Chief Executive Officer and President, commented, “While 2019 delivered certain key operational advances and highlights, we were significantly impacted by lower commodity prices, which created liquidity issues going into 2020. We are continuing to evaluate certain financing alternatives or deleveraging transactions and have elected to withdraw 2020 guidance until current market conditions stabilize. Our focus will be pursuing all avenues to manage general and administrative expenses as well as field costs in order to preserve capital and improve our liquidity position.”

2019 and Current Operational and Financial Highlights:

•
Production - The Company increased net sales production by 3% to 5,102 Boe/d for 2019 as compared to 2018. This increase was achieved despite planned shut-ins during the second and third quarters of 2019 and the suspension of our drilling and completions program during the fourth quarter of 2019. The Company’s average net sales production for 2019 of 5,102 Boe/d was consistent with guidance for the year.

•
Reduced Transportation Cost - The Company reduced crude transportation costs per Bbl by 85% from $5.15 per Bbl in January and February 2019, to $0.75 per Bbl beginning in March 2019 through year-end, resulting in a 2019 weighted average crude transportation cost of $1.49 per Bbl. This resulted in a total annual crude transportation cost savings of $3.0 million in 2019 versus 2018.

•	Reduced SWD Cost - The Company reduced SWD costs by 25% to approximately $1.93 per Bbl as of December 2019 through our sales agreements and access to infrastructure.

•	Increased SWD Capacity - The Company increased SWD capacity through third party access by 380% to 46,600 Bbl/d, compared to 2018.

•
Decreased Cycle Time - The Company significantly reduced our cycle times by reducing average drilling days for longer lateral wells (> 1.5 miles) from approximately 45 days (spud to total depth) to approximately 17 days.

◦	Reduced average drilling costs per well by 26% compared to wells drilled by previous operations team in 2018.

•
Decreased 2019 G&A cost - The Company significantly reduced G&A expenses by completing the closing of the Houston and San Antonio offices, consolidating all operations to a single location in Fort Worth, and reducing full-time equivalent employees (corporate, operations and field personnel) by approximately 23%. These efforts contributed to reductions of G&A expenses by 15% for the year ended December 31, 2019 when compared to the year ended December 31, 2018.

◦	The Company reduced G&A expenses per Boe by 17% for 2019 as compared to 2018.

•
Further Reduced 2020 G&A - In response to unprecedented challenges faced across the industry in 2020, the Company has reduced headcount by approximately 44%. Year over year G&A expenses are expected to decrease by approximately 50%.

•	Recent LOE Reductions - 31 wells have recently been shut-in due to the current commodity price environment, 19 of which have been identified for short term shut-in

◦	Average monthly LOE is expected to decline over 50% (compared to 4Q’19) beginning in May 2020.

◦	19 of 31 wells currently shut-in are naturally flowing wells and could be turned back to sales quickly as market conditions dictate.

•
Drilling and Completion Activity - The Company successfully completed and placed on production 7 gross wells (5.4 net) during 2019, despite temporary suspensions in the Company’s drilling and completions program.

•
Field Electrification - The Company secured necessary power commitments to begin full electrification of our Texas field and is currently in the process of securing power commitments for our New Mexico field.

•
Flaring Permits - The Company received 2-year extended flaring permits to mitigate the need for future shut-ins associated with regulatory flaring compliance and implemented solutions for delivering all produced natural gas to sales by the end of the second quarter of 2020.

•	New Mexico Drilling Permits - The Company received three drilling permits from the Bureau of Land Management in New Mexico and has 13 submitted permits in various stages of review.

•	Realized Crude Pricing - The Company realized oil pricing of 91% of WTI for 2019 versus 82% of WTI as compared to 2018.

•	High Liquids Mix - The Company achieved commodity volume mix of 73% Liquids, including 61% crude oil, resulting in 95% of revenue attributable to Liquids sales during 2019.

•
A&D Activity - In a challenging market, the Company was able to close four separate asset-level divestitures in 2019 and early 2020, ultimately raising approximately $80 million at attractive valuations.

◦	Sold 513 net undeveloped acres in New Mexico in July 2019 for approximately $33,000 per net acre.

◦	Completed an overriding royalty interest and working interest transaction in July 2019 raising approximately $39 million.

◦	Sold 1,185 net undeveloped acres in New Mexico in February 2020 for approximately $21,000 per net acre.

•
Hedge Protection and Value - Hedged approximately 65% and 63% of 2020 and 69% and 60% of 2021 expected production from crude oil and natural gas PDP reserves respectively, based on our estimated net proved oil and natural gas reserves report prepared by a third-party engineering firm as of December 31, 2019.

◦	Commodity derivative portfolio mark-to-market value of approximately $18.7 million, as of April 24, 2020.

•
2020 Development - The Company has no immediate plans to drill or complete any new wells while current conditions persist, and capital expenditures will be limited to minor projects which will result in meaningful and permanent reductions in LOE.

Financial Overview:

As reported in the Company’s Form 10-K filed on April 30, 2020, total revenue was approximately $66.1 million for the year ended December 31, 2019, as compared to approximately $70.2 million for the year ended December 31, 2018, representing a decrease of approximately $4.2 million, or 6%. Lower revenues were primarily driven by a decrease in realized pricing for natural gas and natural gas liquids.

Production costs were approximately $16.1 million for the year ended December 31, 2019, compared to approximately $13.8 million for the year ended December 31, 2018, an increase of approximately $2.3 million, driven by the increase in 7 gross (5.4 net) producing wells in 2019. Production costs per Boe increased to $8.66 for the year ended December 31, 2019 from $7.64 for the year ended December 31, 2018, an increase of $1.02 per Boe, or 13%, primarily the result of increased equipment rentals related to artificial lift and workover charges.

For the full year 2019, the Company reported a net loss of $297.5 million, or $3.38 per basic and diluted share, as compared to a net loss of $14.8 million, or $0.24 per basic and $0.47 per diluted share, in the same period in 2018. The full year 2019 included $228.3 million non-cash, pre-tax impairment charges related the oil and natural gas properties.

Operational Overview

Production during the year ended December 31, 2019, increased from 1,812 MBoe in 2018 to 1,862 MBoe in 2019, an increase of 3%. This increase in production was primarily attributable to 7 additional gross wells being completed and placed on production. The Company ended the year with two 2019 drilled uncompleted wells.

Recent Well Results:

•	The Grizzly A #2H - Upper Wolfcamp B (1.9 mile lateral):

◦	Currently flowing at a rate of approximately 800 Bopd (65% liquids, 50% oil)

In response to recent commodity prices and our efforts to strengthen our balance sheet through reducing operating costs, in late April 2020, the Company elected to shut-in 31 of 35 producing wells which were identified as relatively high LOE or uneconomic as a result of the continued decline in commodity prices in 2020. Of the 31 wells shut-in, 19 are naturally flowing and could be brought back online relatively quickly as market conditions dictate.

The Company has no immediate plans to drill or complete any new wells while these conditions persist, and capital expenditures will be limited to minor projects that will reflect a meaningful and permanent reduction in lease operating expenses. The Company has also implemented salary reductions, a reduction in board size and compensations, furloughs and layoffs to further reduce general and administrative costs. The furlough period is uncertain at this time and will be reassessed as business conditions dictate.

Special Committee and Strategic Advisor

As previously announced, the Board of Directors has formed a Special Committee comprised of independent directors tasked with reviewing and evaluating strategic alternatives that may enhance the value of the Company, including alternatives that may be available to identify and access further sources of liquidity. Additionally, the Special Committee has retained Barclays Capital Inc. as finanical advisor to assist in reviewing and evaluating strategic alternatives.
The Special Committee continues to explore other financing alternatives and deleveraging transactions. We are also addressing operational matters such as adjusting our capital budget and improving cash flows from operations by continuing to reduce costs, and we intend to continue to pursue and consider other strategic alternatives. No assurances can be given as to the outcome or timing of the process, or whether any particular transaction may be pursued or consummated.

Year-End 2019 Reserves:
Changes in total proved reserves for 2019 are summarized in the following table:

	Year Ended December 31, 2019
	Oil (MBbl)	Natural Gas (MMcf)	NGLs (MBbl)	MBoe
Beginning of Year	21,205	78,750	8,377	42,707
Extensions and discoveries	857	2,477	190	1,460
Revisions of previous estimates	(15,596)	(48,718)	(6,068)	(29,784)
Production	(1,131)	(3,064)	(221)	(1,863)
End of Year	5,335	29,445	2,278	12,521

The Company’s internally prepared estimated proved reserves as of December 31, 2019 were audited by LaRoche Petroleum Consultants, Ltd. and are summarized in the table below:

	Oil (MBbl)	N. Gas (MMcf)	NGLs (MBbl)	Total (MBoe)	PV-10 (SEC $M)

Proved Developed Reserves	5,335	29,445	2,278	12,521	$120,174
Proved Undeveloped Reserves	—	—	—	—	—
Total Proved Reserves	5,335	29,445	2,278	12,521	$120,174

As of December 31, 2019, we did not recognize any proved undeveloped reserves as a result of uncertainty of availability of capital to us for the development of these reserves. During 2019, our proved undeveloped (“PUD”) reserves decreased 29,267 MBoe primarily due to the non-recognition of the PUDs.

Liquidity:

In 2019, we relied significantly on borrowings under our Revolving Credit Agreement to provide drilling and completion capital and for other general corporate purposes. As of December 31, 2019, we were fully drawn against the borrowing base under our Revolving Credit Agreement, with $115 million of indebtedness outstanding under that agreement. As provided for in the Seventh Amendment to our Revolving Credit Agreement and as a result of a decrease in commodity prices, on January 17, 2020, the borrowing base was decreased to $90.0 million. On February 28, 2020, we paid $17.25 million towards the borrowing base deficiency. Pursuant to the Fourteenth Amendment to the Revolving Credit Agreement, the remaining payment of $7.75 million is due June 5, 2020.

The Company is seeking additional funding and considering certain strategic transactions to enable it to pay the remaining borrowing base deficiency amount of $7.75 million. There is no assurance, however, that funding or additional transactions will be completed or that the bank group will agree to further deficiency payment extensions. If the Company is unable to repay the remaining borrowing base deficiency as and when required under the Revolving Credit Agreement, an event of default would occur under the Revolving Credit Agreement.

As of December 31, 2019, the Company had $3.8 million in cash on hand.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Fort Worth-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’ current total net acreage in the Permian Basin is over 18,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. These statements may include, but are not limited to, statements related to the Company’s expectations regarding the potential impact of the COVID-19 coronavirus outbreak and other non-historical statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to, the Company’s ability to make the required repayments of the Borrowing Base Deficiency; the ability to finance the Company’s continued exploration, drilling operations and working capital needs; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this Current Report on Form 8-K are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:
Christa Garrett
SVP General Counsel
817-585-9001

Proved Reserve Reconciliation:

	Crude Oil (MBbl)	Natural Gas (MMcf)	NGLs (MBbl)	MBoe
January 1, 2018	7,171	16,060	1,605	11,453
Extensions and discoveries	15,882	38,958	4,566	26,941
Purchase of reserves	1,883	8,897	683	4,049
Revisions of previous estimates	(2,641)	17,691	1,769	2,077
Production	(1,090)	(2,856)	(246)	(1,812)
December 31, 2018	21,205	78,749	8,377	42,707
Extensions and discoveries	857	2,477	190	1,455
Revisions of previous estimates	(15,596)	(48,718)	(6,068)	(29,784)
Production	(1,131)	(3,064)	(221)	(1,863)
December 31, 2019	5,335	29,445	2,278	12,521

Proved Developed Reserves, included above:
Balance, January 1, 2018	2,531	6,594	645	4,294
Balance, December 31, 2018	6,278	27,046	2,654	13,440
Balance, December 31, 2019	5,335	29,445	2,278	12,521
Proved Undeveloped Reserves, included above:
Balance, January 1, 2018	4,640	9,466	960	7,178
Balance, December 31, 2018	14,927	51,703	5,723	29,267
Balance, December 31, 2019	—	—	—	—

Condensed Consolidated Statement of Operations Information:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	($ in thousands except per share data)
Oil and gas revenue	$15,195	$18,855	$66,063	$70,216
Operating expenses:
Production costs	3,261	4,412	16,127	13,843
Gathering, processing and transportation	606	1,095	3,960	3,392
Production taxes	734	1,004	3,302	3,709
General and administrative	4,457	8,568	28,371	33,251
Depreciation, depletion, amortization and accretion	10,490	7,795	33,252	25,367
Impairment of oil and gas properties	210,016	—	228,324	—
Total operating expenses	229,564	22,875	313,336	79,562
Operating income (loss)	(214,368)	(4,020)	(247,273)	(9,346)
Other income (expense):
Loss from early extinguishment of debt	—	(20,370)	(1,299)	(20,370)
Gain (Loss) from commodity derivatives	(5,252)	9,438	(8,985)	55
Change in fair value of financial instruments	(3,238)	38,844	(3,573)	58,343
Interest expense	(2,567)	(6,217)	(11,426)	(32,827)
Other income	403	—	435	2
Total other income (expense)	(10,653)	21,695	(24,848)	5,203
Net income (loss)	(225,021)	17,675	(272,121)	(4,143)
Paid-in-kind dividends on preferred stock	(7,011)	(4,160)	(25,397)	(10,687)
Net income (loss)	$(232,033)	$13,515	$(297,518)	$(14,830)

			Year Ended
			December 31,
Net loss per common share:			2019	2018
Basic			$(3.38)	$(0.24)
Diluted			$(3.38)	$(0.47)

Weighted average common shares outstanding:
Basic			87,912	62,854
Diluted			87,912	78,451

Condensed Consolidated Statement of Cash Flows Information:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

	($ in thousands)
Net cash provided by (used in):
Operating activities	$16,561	$25,952	$(25,824)	$92,132
Investing activities	(26,810)	(69,529)	(65,527)	(242,935)
Financing activities	9,663	39,759	73,967	154,478

Condensed Consolidated Balance Sheet Information:

	Year Ended December 31,
	2019	2018
	($ in thousands, except share and per share data)
Cash and cash equivalents	$3,753	$21,137
Accounts receivables, net of allowance of $448 and $25, respectively	18,146	20,546
Derivative instruments	427	2,551
Prepaid and other current assets	4,438	1,851
Total current assets	26,764	46,085
Total oil and natural gas properties, net	228,855	430,379
Total assets	258,599	480,773
Total current liabilities	170,292	76,967
Total long-term liabilities	80,934	217,449
Total liabilities	251,226	294,416
Series C-1 9.75% preferred stock, 100,000 shares issued and outstanding as of December 31, 2019 and 2018	80,446	106,774
Series C-2 C 9.75% preferred stock, 25,000 of shares issued and outstanding as of December 31, 2019 and 2018	18,857	25,522
Series D 8.25% preferred stock, 39,254 shares, issued and outstanding as of December 31, 2019 and 2018	29,082	40,729
Series E 8.25% convertible preferred stock, 60,000 shares issued and outstanding as of December 31, 2019	66,285	—
Series F 9.00% preferred stock, 55,000 shares issued and outstanding as of December 31, 2019	50,861	—
Total stockholders’ equity (deficit) (91,584,460 and 71,182,016 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively)	(238,158)	13,332
Total liabilities and stockholders’ deficit	$258,599	$480,773

Non-GAAP Adjusted EBITDAX

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Reconciliation of Adjusted EBITDAX:	($ in thousands)
Net loss	$(225,021)	$17,675	$(272,121)	$(4,143)
Non-cash equity-based compensation	173	1,346	6,506	9,000
Interest expense, net	2,567	6,218	11,426	32,827
Depreciation, depletion, amortization and accretion	10,490	7,795	33,252	25,367
Loss (gain) from changes in fair value of financial instruments	3,238	(38,844)	3,573	(58,343)
Impairment of evaluated oil and natural gas properties	210,016	—	228,324	—
Loss (gain) on early extinguishment of debt	—	20,370	1,299	20,370
Unrealized loss (gain) from commodity derivatives, net	4,644	(9,228)	4,755	(1,977)
Non-recurring expenses	1,614	5,510	12,320	11,985
Non- GAAP Adjusted EBITDAX	$7,720	$10,841	$29,335	$35,083